EXHIBIT 16.1
March 17, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated March 17, 2011, of GulfMark Offshore, Inc. and are in agreement with the statements contained in the second and third paragraphs of part (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ UHY LLP